Exhibit 99.13
Wells Fargo Bank, N.A.
9062 Old Annapolis Rd.
Columbia, MD 21045
Attention: Master Servicing
RE: Officer’s Certificate
Dear Master Servicer:
The undersigned Officer certifies the following for the 2005 fiscal year:
(A)	I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers’ knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Wells Fargo Bank, N. A.;
(B)	I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing;
(C)	I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;
(D)	All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;
(E)	All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Wells Fargo Bank, N.A.;
(F) All Custodial Accounts have been reconciled and are properly funded; and
(G)	All annual reports of Foreclosure and Abandonment of Mortgage Property required per section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.
Certified By:

/s/ T. Jackson Case, Jr. Officer

Executive VP Title

March 2, 2006 Date

[National City Mortgage Co. Logo]
ANNUAL CERTIFICATION
RE: for series Sequoia 2005-2, Sequoia 2005-3
I, Steven M. Scheid, certify to RWT Holdings, Inc., and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:
(i) Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant’s Servicing Report and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;
(ii) Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Company under the Purchase and Servicing Agreement has been provided to the Master Servicer;
(iii) I am responsible for reviewing the activities performed by the Company under the Purchase and Servicing Agreement and based upon the review required by the Purchase and Servicing Agreement, and except as disclosed in the Annual Statement of Compliance and the Annual Independent Public Accountant’s Servicing Report submitted to the Master Servicer, the Company has, as of the date of this certification fulfilled its obligations under the Purchase and Servicing Agreement; and
(iv) I have disclosed to the Master Servicer and the Depositor all significant deficiencies relating to the Company’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Purchase and Servicing Agreement.
Date: 3/28/06
Signature: /s/ Steven M. Scheid
Title: Senior Vice President